Exhibit 10.1

LA QUINTA HOLDINGS INC.

PROJECT LONGHORN RETENTION BONUS PLAN

La Quinta Holdings Inc. (the “Company”) has adopted the La Quinta Holdings Inc. Project Longhorn Retention Bonus Plan (the “Plan”) for the benefit of certain employees of the Company and its subsidiaries (hereinafter referred to as the “Company Group”), on the terms and conditions hereinafter stated, effective as of the Effective Date. The purpose of the Plan is to acknowledge the potential disruption that may be caused to employees of the Company Group as a result of the Company’s undertaking of Project Longhorn, and in light thereof, provide the Company with the means to provide a retention incentive for select employees who are determined to be critical to the Company’s continued success and whose retention is necessary to sustain the value of the Company’s business.

1. Definitions. Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such term in the Severance Plan.

(a) “Administrator” means the Committee or such other individual or group of individuals as may be appointed as the claims administrator under the Plan by the Committee from time to time.

(b) “Board” means the Board of Directors of the Company.

(c) “Clawback Policy” means the Company’s Incentive Compensation Clawback Policy (or any successor policy thereto adopted by the Company).

(d) “Closing” means the consummation of the transactions contemplated under Project Longhorn.

(e) “Committee” means the Compensation Committee of the Board.

(f) “Covered Termination” means a Participant’s termination of employment with the Employer (i) by the Employer without Cause or (ii) by the Participant for Good Reason; provided, however, that no such termination shall be considered a Covered Termination if:

(A) such Participant’s employment with the Employer is terminated by reason of a transfer to the employ of another member of the Company Group,

(B) such Participant’s employment with the Employer is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time unless, at such time, there is not an available position for which such Participant is qualified, or

(C) such Participant’s employment with the Employer is terminated in connection with the Participant becoming a CPLG Employee.

(g) “CPLG” means CorePoint Lodging Inc.

(h) “CPLG Group” means CPLG and each Person that is a direct or indirect Subsidiary of CPLG immediately following the Closing and each Person that becomes a Subsidiary of CPLG after the Closing.

(i) “CPLG Group Employee” means any Participant who is employed by a member of the CPLG Group immediately following the Closing.

(j) “Effective Date” means April 18, 2018.

(k) “Eligible Employee” means each non-union, salaried, full-time employee of the Company Group. Eligible Employees shall, in no event, include: (i) independent contractors, (ii) temporary employees, (iii) individuals treated other than as employees for federal income and employment tax purposes at the time such individual performs services, (iv) employees who are regularly scheduled to work less than twenty (20) hours per week, and (v) individuals who the Company designates as “non-benefits eligible.”

(l) “Employer” means, with respect to any Participant, (i) the member of the Company Group by which such Participant is employed as of the Effective Date (or such other member of the Company Group to which such Participant’s employment may be transferred), or (ii) immediately following the Closing, such other Affiliate of the applicable purchaser that employs such Participant.

(m) “Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(n) “Other Critical Employee” means an Eligible Employee that has been identified by the Company’s Chief Executive Officer for participation in the Plan but not otherwise designated as a Participant by the Committee; provided, however, that, to the extent determined by the Company’s Chief Executive Officer, any Participant at the level of Vice President or Director may also be designated as an Other Critical Employee by the Company’s Chief Executive Officer for purposes of any Retention Bonus Amount that may be awarded.

(o) “Participant” means an Eligible Employee who is designated as a Participant by the Committee, and each Other Critical Employee, who is designated as a Participant by the Company’s Chief Executive Officer; provided, however, that a Participant shall cease to be a Participant under the Plan, and have no further rights under the Plan, upon becoming a CPLG Group Employee.

(p) “Participation Agreement” means the individual agreement, in a form determined by the Administrator (which form need not be the same for any Participant) that informs a Participant of his or her designation as a Participant in the Plan and which sets forth the Retention Bonus Amount for such Participant.

(q) “Project Longhorn“ means the proposed transaction, codenamed “Project Longhorn” by the Company, pursuant to which certain of the Company’s businesses conducted through the ownership, asset management (as opposed to hotel management or franchise business), acquisition, development, refurbishment, redevelopment and sale of, and the provision of other services (other than hotel management or franchise services) relating to hotel properties, restaurants and land parcels owned or leased by the Company or any of its Subsidiaries will be “spun off” to CPLG and the Company will subsequently undergo a Change in Control.

(r) “Qualifying Covered Termination” means a Covered Termination occurring on or following the Effective Date but prior to the Outside Retention Date.

(s) “Retention Bonus Amount” means, with respect to each Participant, the “Retention Bonus Amount” set forth on such Participant’s Participation Agreement.

(t) “Retention Bonus Award” means the retention bonus granted under the Plan in an amount equal to the Retention Bonus Amount.

(u) “Severance Plan” means, as to any Participant, the severance plan maintained by the Company (i.e., either the La Quinta Holdings Inc. Executive Severance Plan or the La Quinta Holdings Inc. Severance Plan), in which such Participant is a covered under as of the Effective Date, together with any applicable participation agreement, acknowledgement or other documents required to by executed by such Participant in order to be eligible to participate in such severance plan.

(v) “Subsidiary” means with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such first Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such second Person.

2. Administration.

(a) The Plan shall be administered by the Administrator, who shall have the sole authority, in the Administrator’s absolute discretion, to (i) construe, interpret, and implement the Plan, (ii) prescribe, amend, and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. The determination of the Administrator on all matters relating to the Plan or any amounts payable hereunder shall be final, binding, and conclusive. The Administrator may delegate to officers, other members of the Board, or employees of the Company (or any of its Affiliates or subsidiaries), or committees thereof, the authority, subject to such terms as the Administrator shall determine, to perform such functions, including but not limited to administrative functions, as the Administrator may determine appropriate. The Administrator may also appoint agents to assist in administering the Plan.

(b) In no event shall the Administrator be liable for any action, determination or interpretation made by the Administrator with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that the Administrator incurs in connection with the administration of this Plan shall be borne by the Company or its successor, and the Administrator shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination or interpretation.

3. Grant of Retention Bonus Awards.

Prior to the Closing, the Administrator, or in the case of any Other Critical Employee, the Company’s Chief Executive Officer, may grant Retention Bonus Awards to Participants by providing any such Participant with a Participation Agreement, the execution of which by such Participant shall be a requirement to participation in the Plan; provided, however, that the aggregate Retention Bonus Amount payable to Other Critical Employees shall in no event exceed $200,000.

4. Payment of Retention Bonus Awards.

(a) The amount with respect to any Retention Bonus Award shall be payable by the Company or an Affiliate of the Company (or, following the Closing, by the Employer or Affiliate thereof) on the earliest to occur of (i) October 31, 2018, or (ii) with respect to any Participant that undergoes a Qualifying Covered Termination, the date of such Participant’s Covered Termination (as applicable, the “Outside Retention Date”), in each case, subject to a Participant’s continuous employment with the Employer through the Outside Retention Date. The Retention Bonus Award will be payable as a lump-sum cash amount no later than five (5) business days following the Outside Retention Date and shall be subject to reduction for all required federal, state and local taxes and other legally required withholdings.

(b) To the extent a Participant’s employment with the Employer is terminated for any reason prior to the Outside Retention Date other than in connection with a Qualifying Covered Termination, such Participant shall have no rights with respect to any Retention Bonus Award.

5. Termination or Amendment of the Plan.

Prior to the Closing the Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee; provided, however, that no such amendment, termination or discontinuance shall, without a Participant’s consent, adversely affect any Participant. Following the Closing, the Plan shall automatically terminate upon the completion of all payments under the terms of the Plan.

6. Limitation of Certain Payments.

In the event that any payments and/or benefits due to a Participant under the Plan and/or any other arrangements are determined by the Company to constitute “excess parachute payments” as defined under Section 280G of the Code, any Retention Bonus Amount payable under the Plan shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below 300% of such Participant’s “base amount” (as defined under Section 280G of the Code), and by accepting participation in the Plan, each Participant agrees to waive his or her rights to any “parachute payments” (as defined under Section 280G of the Code) sufficient to reduce such parachute payments to below such threshold; provided, however, in no event shall such Retention Bonus Amount be reduced below zero. Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 6 unless (a) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits), is greater than or equal to (b) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Section 4999 of the Code as to which such Participant would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced payments). For purposes hereof, (i) the order in which any amounts are deemed to be reduced, if applicable, is (A) cash payments, (B) other non-cash forms of benefits, and (C) equity-based payments and acceleration of vesting, and (ii) within any such category of payments and benefits (that is, (i)(A), (i)(B) or (i)(C) above), (A) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are and (B) to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse chronological order.

7. Additional Terms.

(a) Designation of an individual as a Participant shall not provide any guarantee or promise of continued service or employment of the Participant with the Employer or any other member of the Company Group, and the Employer retains the right to terminate the employment of any Participant, at any time, with or without Cause, for any reason or no reason, except as may be restricted by law or contract.

(b) Notwithstanding any provision herein to the contrary, the payment of any Retention Bonus Amount shall be conditioned upon and subject to the Clawback Policy.

(c) The Company’s obligation to pay the Participant the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by the Participant to the Company or its Affiliates. The Participant shall not be required to mitigate the amount of any payment provided pursuant to the Plan by seeking other employment or otherwise, and the amount of any payment provided for pursuant to the Plan shall not be reduced by any compensation earned as a result of the Participant’s other employment or otherwise.

(d) It is intended that the payments to be made under this Plan comply with the “short-term deferral exemption” provided under Section 409A of the Code and the regulations promulgated thereunder, and the Administrator shall interpret the Plan provisions accordingly. Notwithstanding such, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code, other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code.

(e) The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and shall be construed and administered in accordance with such intention.

(f) If any provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision had been omitted. All questions concerning the construction, validation and interpretation of the Plan shall be governed by the laws of the state of Texas without regard to its conflict of laws’ provisions.

(g) To the maximum extent permitted by law, a Participant’s rights or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

(h) The headings in the Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.